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(BW)(USA-DETERGENTS)(USAD) USA Detergents to Restate 1996 Financial Statements

     Business Editors

          NORTH BRUNSWICK, N.J.--(BUSINESS WIRE)--Aug. 11, 1997--USA Detergents, Inc. (Nasdaq National Market: USAD) announced today that it has discovered a number of errors in its 1996 financial statements that will require these statements to be restated to reflect adjustments which will negatively impact its 1996 results of operations in the amount of approximately $1.3 million (net of tax) from amounts previously reported. The Company is in the process of conducting a review of certain additional items which may further negatively impact 1996 results of operations. The Company expects that such additional adjustments, if any, may be made to, among other things, its 1996 reported revenues and expenses. The Company will be unable to report its 1997 second quarter results until this review is completed.

          The Company further reported that as a result of the findings to date, financial debt covenants with its existing lenders will have been violated requiring approximately $30 million of non-current debt to be reclassified to current liabilities in the restated financial statements as of December 31, 1996.

          USA Detergents, Inc. is a leading manufacturer and marketer of quality nationally distributed value brand laundry and household cleaning products. The Company sells its produce to retailers throughout the United States, including mass merchandisers, supermarkets, variety and dollar stores, drug stores and small grocery stores.

          Statements in this press release concerning the Company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items; together with other statements which are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. Forward-looking statements, including those relating to the restatement of the 1996 financial statements, are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in pricing or other actions by competitors; difficulties associated with rapid growth and expansion; dependence on certain customers, key products or limited sources of supply; reliance on certain manufacturing facilities; seasonality; and general economic conditions; as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1996 and first quarter results on Form 10-Q for the quarter ended March 31, 1997. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price.

          CONTACT:  MWW/STRATEGIC COMMUNICATIONS, INC.
		    Public Relations - Tel. (201) 507-9500
                    Media: Carreen Winters - (cwinters@mww.com)